EXHIBIT 99.1

TPI Composites, Inc. Announces Second Quarter 2021 Earnings Results – Delivers Double Digit Top Line Growth in a Challenging Operating Environment

SCOTTSDALE, Ariz., Aug. 05, 2021 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the second quarter ended June 30, 2021.

Highlights

For the quarter ended June 30, 2021:

  Net sales of $458.8 million
  Net loss of $39.8 million or ($1.08) per diluted share
  EBITDA of $4.3 million
  Adjusted EBITDA of $17.4 million
KPIs		2Q’21	2Q’20
	Sets[1]	843	788
	Estimated megawatts²	3,303	2,655
	Utilization[3]	82%	70%
	Dedicated manufacturing lines[4]	50	52
	Manufacturing lines installed[5]	51	54
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades produced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

“We are happy to report that we delivered solid top line and adjusted EBITDA results in the second quarter,” said Bill Siwek, President and CEO of TPI Composites. “We are closely monitoring resurgences of the COVID-19 pandemic, and we remain focused on creating a safe operating environment for our associates including working with local authorities in each of our regions to support our associates’ vaccinations. We are also pleased with the operational performance our team delivered against the continued challenging backdrop. Our team has been nimble working through supply chain hurdles, mainly relating to the resin and carbon fiber markets, as well as ongoing logistics challenges, which has allowed us to keep utilization levels stable in a difficult operating environment.

“We are excited that we reached a new long-term agreement with Nordex and executed a two-year extension of our supply agreement with Proterra. These wins are a testament to the versatility of our dedicated supplier model and the strength of our long-term customer relationships.

“We are also pleased to add Jerry Lavine as President of our Transportation business recently, bringing with him nearly 30 years of experience working with Tier 1 suppliers and major manufacturers in the automotive industry. We continue to expect increased demand for composite components and structures for electric vehicles as composite material systems can be the key material building blocks for purpose built electric vehicles. Moreover, the level of interest in our capabilities remains high and we are actively working with customers and potential customers to develop innovative composite solutions for vehicles across passenger automotive, bus, truck, and delivery vehicle platforms. We are optimistic about the future of this business, and we look forward to benefitting from Jerry’s expertise as we accelerate our growth in the transportation market.

“While we expect the overall wind market to be relatively flat in 2022, we believe the long-term prospects for the wind industry have strengthened both domestically and globally, and we remain confident in our strategy to serve our customers in an efficient and cost-effective manner across our global manufacturing footprint,” concluded Mr. Siwek.

Second Quarter 2021 Financial Results

Net sales for the three months ended June 30, 2021, increased by $85.0 million or 22.7% to $458.8 million as compared to $373.8 million in the same period in 2020. Net sales of wind blades increased by $70.6 million or 20.3% to $418.7 million for the three months ended June 30, 2021, as compared to $348.1 million in the same period in 2020. The increase was primarily driven by an 7% increase in the number of wind blades produced during the three months ended June 30, 2021, as compared to the same period in 2020, as a result of increased production at our Mexico, India, Turkey and Iowa facilities. The increase was also due to a higher average sales price due to the mix of wind blade models produced during the three months ended June 30, 2021, as compared to the same period in 2020, and foreign currency fluctuations. Additionally, when comparing our 2021 second quarter net sales against the comparable prior year period, our net sales were negatively impacted by the removal of five contracted manufacturing lines that expired in China at the end of 2020, which was partially offset by the adverse impact that the COVID-19 pandemic had on our net sales in the prior year period. Finally, the net sales increase was partially offset by a decrease in the year over year number of wind blades still in the production process at the end of the period. The fluctuating U.S. dollar against the Euro in our Turkey operations and the Chinese Renminbi in our China operations had a favorable impact of 1.8% on consolidated net sales for the three months ended June 30, 2021, as compared to the same period in 2020.

Total cost of goods sold for the three months ended June 30, 2021, was $450.5 million and included $4.5 million of costs related to lines in startup and $5.6 million of costs related to lines in transition during the period. This compares to total cost of goods sold for the three months ended June 30, 2020, of $378.6 million and included $6.9 million of costs related to lines in startup and $4.0 million of costs related to lines in transition during the period. Total cost of goods sold as a percentage of net sales decreased by approximately three percentage points during the three months ended June 30, 2021, as compared to the same period in 2020, driven primarily by a decrease in warranty costs and direct labor costs, partially offset by an increase in direct material costs and foreign currency fluctuations. The fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso had an unfavorable impact of 2.2% on consolidated cost of goods sold for the three months ended June 30, 2021, as compared to the same period in 2020.

General and administrative expenses for the three months ended June 30, 2021, totaled $6.7 million, or 1.5% of net sales, compared to $6.9 million, or 1.8% of net sales, for the same period in 2020. The decrease as a percentage of net sales was primarily driven by our continued focus on reducing costs.

Income taxes reflected a provision of $28.9 million for the three months ended June 30, 2021, as compared to a provision of $49.3 million for the same period in 2020. The decrease was primarily due to the change in the mix of earnings of foreign jurisdictions and U.S. tax on foreign earnings in the comparable periods, partially offset by the recording of a full U.S. valuation allowance and an increase in our uncertain tax positions for the three months ended June 30, 2021, as compared to the same period in 2020.

Net loss for the three months ended June 30, 2021, was $39.8 million as compared to a net loss of $66.1 million in the same period in 2020. The decrease in the net loss was primarily due to the reasons set forth above. The diluted net loss per share was $1.08 for the three months ended June 30, 2021, compared to a diluted net loss per share of $1.87 for the three months ended June 30, 2020.

Adjusted EBITDA for the three months ended June 30, 2021, increased to $17.4 million as compared to $3.3 million during the same period in 2020. Adjusted EBITDA margin increased to 3.8% as compared to 0.9% during the same period in 2020.

Capital expenditures were $8.3 million for the three months ended June 30, 2021, as compared to $15.0 million during the same period in 2020. Our capital expenditures primarily relate to machinery and equipment at our new facilities and expansion and improvements at our existing facilities.

We ended the quarter with $123.1 million of cash and cash equivalents, and net debt was $114.0 million as compared to $88.1 million as of December 31, 2020. We used $10.0 million of cash from operating activities and had negative free cash flow of $18.3 million during the three months ended June 30, 2021.

2021 Guidance

For the full year ending December 31, 2021, we update our guidance to the following:

Guidance (1)	Full Year 2021
Net Sales	$1.75 billion to $1.80 billion
Adjusted EBITDA (2) (3)	$70 million to $85 million
Dedicated Manufacturing Lines	54
Utilization %	Approximately 80%
Wind Blade Set Capacity	4,260
Average Selling Price per Blade	$165,000 to $170,000
Non-Blade Sales	$115 million to $125 million
Capital Expenditures	$55 million to $65 million
Startup Costs	$11 million to $13 million
Restructuring Costs	$15 million to $22 million

      (1)   These numbers could be significantly impacted by COVID-19.
      (2)   Forecasting Q3 adjusted EBITDA to be approximately 40% of 2021 adjusted EBITDA guidance.
      (3)   See Table Four for the reconciliations of this non-GAAP financial data.

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, August 5, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-300-8521, or for international callers, 1-412-317-6026. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 10158192. The replay will be available until August 12, 2021. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates manufacturing facilities in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: our updated guidance for 2021; growth of the wind energy and electric vehicle markets and our addressable markets for our products and services; the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2021	2020	2021	2020
Net sales	$458,841	$373,817	$863,521	$730,453
Cost of sales	440,416	367,644	823,472	716,119
Startup and transition costs	10,099	10,920	24,453	22,954
Total cost of goods sold	450,515	378,564	847,925	739,073
Gross profit (loss)	8,326	(4,747)	15,596	(8,620)
General and administrative expenses	6,712	6,887	15,634	16,383
Loss on sale of assets and asset impairments	1,451	1,440	2,748	3,358
Restructuring charges, net	2,196	181	2,454	298
Loss from operations	(2,033)	(13,255)	(5,240)	(28,659)
Other income (expense):
Interest expense, net	(2,691)	(2,545)	(5,395)	(4,316)
Foreign currency loss	(6,504)	(1,928)	(10,231)	(968)
Miscellaneous income	321	939	1,060	1,634
Total other expense	(8,874)	(3,534)	(14,566)	(3,650)
Loss before income taxes	(10,907)	(16,789)	(19,806)	(32,309)
Income tax provision	(28,890)	(49,312)	(21,788)	(34,284)
Net loss	$(39,797)	$(66,101)	$(41,594)	$(66,593)

Weighted-average common shares outstanding:
Basic	36,881	35,299	36,742	35,256
Diluted	36,881	35,299	36,742	35,256

Net loss per common share:
Basic	$(1.08)	$(1.87)	$(1.13)	$(1.89)
Diluted	$(1.08)	$(1.87)	$(1.13)	$(1.89)

Non-GAAP Measures (unaudited):
EBITDA	$4,285	$(2,628)	$9,699	$(5,349)
Adjusted EBITDA	$17,361	$3,295	$30,456	$4,591

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
(in thousands)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$123,107	$129,857
Restricted cash	154	339
Accounts receivable	147,827	132,768
Contract assets	231,780	216,928
Prepaid expenses	21,019	29,507
Other current assets	20,520	27,921
Inventories	13,168	10,839
Total current assets	557,575	548,159
Noncurrent assets:
Property, plant, and equipment, net	205,716	209,001
Operating lease right of use assets	148,991	158,827
Other noncurrent assets	28,232	40,270
Total assets	$940,514	$956,257

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$310,320	$295,992
Accrued warranty	47,462	50,852
Current maturities of long-term debt	56,137	32,551
Current operating lease liabilities	23,100	26,099
Contract liabilities	2,258	614
Total current liabilities	439,277	406,108
Noncurrent liabilities:
Long-term debt, net of current maturities	180,138	184,316
Noncurrent operating lease liabilities	152,059	155,925
Other noncurrent liabilities	8,143	8,873
Total liabilities	779,617	755,222
Total stockholders' equity	160,897	201,035
Total liabilities and stockholders' equity	$940,514	$956,257

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Net cash used in operating activities	$(9,995)	$(29,573)	$(3,255)	$(27,005)
Net cash used in investing activities	(8,273)	(15,047)	(27,059)	(42,030)
Net cash provided by financing activities	5,231	32,173	23,702	97,255
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(274)	(719)	(323)	(2,525)
Cash, cash equivalents and restricted cash, beginning of period	136,572	110,610	130,196	71,749
Cash, cash equivalents and restricted cash, end of period	$123,261	$97,444	$123,261	$97,444

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Net loss	$(39,797)	$(66,101)	$(41,594)	$(66,593)
Adjustments:
Depreciation and amortization	12,501	11,616	24,110	22,644
Interest expense, net	2,691	2,545	5,395	4,316
Income tax provision	28,890	49,312	21,788	34,284
EBITDA	4,285	(2,628)	9,699	(5,349)
Share-based compensation expense	2,925	2,374	5,324	5,316
Foreign currency loss	6,504	1,928	10,231	968
Loss on sale of assets and asset impairments	1,451	1,440	2,748	3,358
Restructuring charges, net	2,196	181	2,454	298
Adjusted EBITDA	$17,361	$3,295	$30,456	$4,591

Net debt is reconciled as follows:	June 30,	December 31,
(in thousands)	2021	2020
Cash and cash equivalents	$123,107	$129,857
Less total debt, net of debt issuance costs	(236,275)	(216,867)
Less debt issuance costs	(823)	(1,051)
Net debt	$(113,991)	$(88,061)

Free cash flow is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2021	2020	2021	2020
Net cash used in operating activities	$(9,995)	$(29,573)	$(3,255)	$(27,005)
Less capital expenditures	(8,273)	(15,047)	(27,059)	(42,030)
Free cash flow	$(18,268)	$(44,620)	$(30,314)	$(69,035)

A reconciliation of the low end and high-end ranges of projected net loss to projected EBITDA and projected adjusted EBITDA for the full year 2021 is as follows:			Full Year 2021 Guidance Range (1)
(in thousands)			Low End	High End
Projected net loss			$(58,000)	$(65,000)
Adjustments:
Projected depreciation and amortization			49,000	51,000
Projected interest expense, net			9,000	11,000
Projected income tax provision			30,000	35,000
Projected EBITDA			30,000	32,000
Projected share-based compensation expense			10,000	12,000
Projected foreign currency loss			10,000	12,000
Projected loss on sale of assets and asset impairments			5,000	7,000
Projected restructuring charges			15,000	22,000
Projected Adjusted EBITDA			$70,000	$85,000

(1) All figures presented are projected estimates for the full year ending December 31, 2021.